EXHIBIT 10.4
Description of STERIS plc Non-Employee Director Compensation Program

Summarized below is the Director compensation program for STERIS plc (“STERIS”) non-employee Directors for the term of office beginning July 28, 2022.

Director retainer fees have been increased for the 2022-2023 term of office. An annual retainer of $315,000 is payable to each non-employee Director other than the Chairman of the Board. An annual retainer of $465,000 is payable to the Chairman. The retainer fees are payable in full at the beginning of each Director’s term. Retainer fees are fully vested immediately, regardless of the form in which paid.

The retainer fee increases for the 2022-2023 term of office have been allocated to each Director equally between stock options and Career Restricted Stock Units (“CRSUs”). However, for those Directors who have not satisfied the stock ownership guidelines, the increase will be payable solely in CRSUs.

In addition, Committee membership fees, which are payable to Committee members other than Committee Chairs, for the 2022-2023 term remain the same. These fees are as follows:

•$12,000 Audit Committee member,
•$7,500 Compensation and Organization Development Committee member, and
•$6,000 per Committee for members of other standing Committees.

Annual Committee Chair fees remain unchanged and are payable in the following amounts, with payments to be made at the beginning of each term: $25,000 for the Audit Committee Chair, $20,000 for the Compensation and Organization Development Committee Chair, and $15,000 for the other standing Committee Chairs. Committee Chairs will receive their fees in cash, unless another form of payment is elected. Meeting fees were previously eliminated.

For the term of office beginning in 2022, giving effect to the retainer fee increases, the normal forms of retainer fees will be as follows: $82,000 in cash ($123,000 for the Chairman), $116,500 in stock options ($171,000 for the Chairman) and $116,500 in CRSUs ($171,000 for the Chairman). Except as described above with respect to the retainer fee increase, each Director was given the option to elect to receive all or a part of the cash or option portions of the fee in STERIS shares or CRSUs and a limited exception to elect to receive all or part of the CRSU portion of the fee in STERIS shares.

Notwithstanding the foregoing, the available forms of payment for Directors who have not satisfied the Company’s Non-Employee Director Stock Ownership Guidelines are limited until such time as those Guidelines have been satisfied. A Director who has not met the Guidelines will receive a retainer fee of $82,000 in cash, with the remaining portion of such Director’s retainer fee payable in CRSUs. The Director also may elect to receive additional CRSUs in lieu of all or part of the cash portion of the retainer fee.

Permitted elections for incumbent Directors are required to be made on or before the December 31 that immediately precedes the beginning of the term for which the compensation will be paid. Elections for the term of office beginning in 2023 must be made by December 31, 2022.

The number of CRSUs or STERIS shares a Director is entitled to receive is determined based upon the dollar amount of the retainer fees elected to be received in CRSUs or STERIS shares, and the NYSE STERIS per share closing price on the effective date of grant. The number of options a Director is entitled to receive is determined based upon the same factors and a Black-Scholes calculation, and the option price is the NYSE per share closing price on the effective date of grant.

A Director’s CRSUs will be settled in STERIS ordinary shares six months after the cessation of the Director’s Board service. Directors will be paid cash dividend equivalents on their CRSUs as dividends are paid on STERIS ordinary shares.

The STERIS Director compensation program for non-employee Directors may be modified by the Board of Directors.